Exhibit 3.715
[STAMP]
RESTATED
ARTICLES OF INCORPORATION
OF
PERDOMO AND SON’S, INCORPORATED
     Samuel Perdomo and Daniel Perdomo certify that:
     1. They are the President and Secretary, respectively, of Perdomo and Son’s, Incorporated, a California Corporation.
     2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:
I
     The name of this Corporation is Perdomo & Sons, Inc.
II
     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the Corporations Code of California.
III
     (a) This Corporation is authorized to issue only two classes of shares of stock, to be designated “Preferred Stock” and “Common Stock” and referred to herein either as Preferred Stock or Preferred shares or Common Stock or Common shares. The total number of shares which this Corporation is authorized to issue is 30,000; the number of Preferred shares shall be 10,000 and the number of Common shares shall be 20,000.
     (b) The following provisions shall constitute the terms and conditions of the Preferred Stock of this Corporation.
               Section 1. Dividends.
          In the event that the Corporation’s board of directors declares a dividend payable upon the Common Stock (other than a dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of the Preferred Stock shall be entitled to an amount of dividends per share of Preferred Stock equal to the amount that would be payable if each share of Preferred Stock (a “Share”) held by each holder were converted into the largest number of whole shares of Common Stock into which such share could be converted pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend. No dividends shall be declared or paid on the Common Stock unless and until adequate provision shall have been made for the participation of the holders of Preferred Stock in such dividend in the manner described in this Section 1.
          Section 2. Liquidation.
          Upon any liquidation, dissolution or winding up of the Corporation, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (the “Liquidation Preference”), and thereafter the holders of Preferred Stock shall participate in any additional distributions or payments to holders of capital stock on the following basis: the holders of Common Stock shall be entitled to receive all distributions and payments following the receipt by the holders of Preferred Stock of the aggregate Liquidation Preference to which they are entitled until such time as the holders of Common Stock shall have received an amount (the “Catch-Up Amount) equal to the amount such holders would have received had the Preferred Stock been converted into Common Stock pursuant to the terms of Section 5 below and the aggregate Liquidation Preference been distributed ratably among all holders of Common Stock; following the receipt by the holders of Common Stock of the Catch-Up Amount, all additional payments and distributions should be shared ratably among the holders of Common and Preferred Stock on the same basis that such payments and distributions would be shared if the Preferred Stock were converted into Common Stock pursuant to the terms of Section 5. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount of Liquidation Preference which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Preference of the Preferred Stock held by each such holder. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.
          Section 3. Redemptions.
          3A. Optional Redemptions. The Corporation may, on each June 30, beginning in 1992 and ending in 1996 and upon achieving certain EBDIT tests described below, redeem up to a cumulative amount of 4,475 Shares. Upon the Corporation achieving the 12-Month Required EBDIT set forth on the table below for the year immediately preceding a Redemption Date, the Corporation may redeem the number of Shares set forth on the table opposite the corresponding EBDIT amount and shall pay a price per Share equal to the Redemption Price set forth on the table opposite the required EBDIT amount. Where the Corporation has failed to achieve a previous 12-Month Required EBDIT amount but has achieved a Cumulative Required EBDIT Amount prior to a Redemption Date, the Corporation may redeem the number of Shares not redeemed in the prior year (s) and the number of shares available in the current year at a price per Share equal to the Redemption Price set forth on the table opposite the cumulative EBDIT amount achieved by the Corporation. The redemption by the Corporation pursuant to this paragraph 3A is limited to the number of Shares set forth on the table below (as adjusted for stock dividends, stock splits or other reorganizations).

	Number
	of		12-Month	Cumulative
	Shares	Redemption	Required	Required
	to be	Price	EBDIT	EBDIT
Redemption Date	Redeemed	Per Share	($000)	($000)
August 31, 1992	895	$185.68	$973.70	—

August 31, 1993	895	$232.09	$1,112.20	$2,085.90

August 31, 1994	895	$290.11	$1,232.50	$3,318.40

August 31, 1995	895	$362.64	$1,374.30	$4,692.70

August 31, 1996	895	$455.29	$1,429.30	$6,122.00
For purposes of this paragraph 3A, “EBDIT” means the Corporation’s consolidated net income for the accounting period in question, plus the amount of the depreciation and amortization expense for such period, plus the amount of interest expense during such period for indebtedness for borrowed money, plus the amount of the provision for federal, state and local income taxes for such period, determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
          3B. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in immediately available funds equal to the Redemption Price of such Share. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, the Corporation will only be entitled to redeem the maximum number of Shares which can be redeemed with legally available funds.
          3C. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within three business days after surrender of the certificate representing the redeemed Shares.
          3D. Determination of the Number of Each Holder’s Shares to be Redeemed. All redemptions pursuant to this Section 3 will be effected on a pro rata basis among the holders of Preferred Stock. The number of Shares of Preferred Stock to be redeemed from each holder thereof shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.
          3E. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Redemption Price of such Share is paid to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.
          3F. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation or any Subsidiary shall be canceled and shall not be reissued, sold or transferred.
          3G. Other Redemptions or Acquisitions. Neither the Corporation nor any Subsidiary shall redeem or otherwise acquire any Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of Preferred Stock on the basis of the number of Shares owned by each such holder.
          Section 4. Voting Rights.
          (a) Election of Directors. Prior to the time (if ever) that the Corporation redeems the maximum number of Shares available pursuant to Section 3A above, in the election of directors of the Corporation, the holders of the Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each share of Preferred Stock entitled to one vote, shall be entitled to elect a number of directors to serve on the Corporation’s board of directors until their successors are duly elected by the holders of the Preferred Stock or they are removed from office by the holders of the Preferred Stock equal to the maximum number of directors constituting a minority of the board of directors. At such time as the Corporation shall have redeemed the maximum number of shares pursuant to Section 3A, the holders of Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock, shall have the right to elect a number of directors (rounded up to the nearest whole number) equal to the Preferred Stock’s proportionate equity interest in the Corporation assuming conversion of the Preferred Stock pursuant to Section 5.
          (b) Other Voting Rights. The holders of the Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws, and except as otherwise required by law or pursuant to paragraph (a) above, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock at the time the vote is taken.
          Section 5. Conversion.
          5A. Conversion Procedure.
          (i) At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $148.62696 and dividing the result by the Conversion Price then in effect.
          (ii) Each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price thereof.
          (iv) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Public Offering or in connection with a Stock Sale, the conversion of any Shares of Preferred Stock may, at the election of the holder of such Shares, be conditioned upon the consummation of the Public Offering or the Stock Sale, as the case may be, in which case such conversion shall not be deemed to be effective until the consummation of such Public Offering or the Stock Sale.
          (v) As soon as possible after a conversion has been effected (but in any event within five business days, the Corporation shall deliver to the converting holder:
          (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
          (b) payment in an amount equal to all accrued and unpaid dividends, if any, with respect to each Share converted, plus the amount payable under subparagraph (ix) below with respect to such conversion; and
          (c) a certificate representing any Shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (vi) If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends, if any, on the Preferred Stock being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder.
          (vii) The issuance of certificates for shares of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.
          (viii) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.
          (x) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
          5B. Conversion Price.
          (i) The initial Conversion Price shall be $148.62696. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.
          (ii) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with paragraph 5C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.
          5C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 5B, the following shall be applicable:
          (i) Issuance of Rights or Options. If the Corporation in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance of sale or such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock, issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
          (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any

Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.
          5D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
          5E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the provisions of this Section 5 and Sections 6 and 7 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          5F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s board of directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Preferred Stock.
          5G. Notices.
          (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.
          (ii) The Corporation shall give written notice to all holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

          Section 6. Liquidating Dividends.
          If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a dividend payable solely in shares of Common Stock (a “Liquidating Dividend”), then the Corporation shall pay to the holders of Preferred Stock at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Preferred Stock been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.
          Section 7. Purchase Rights.
          If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
          Section 8. Registration of Transfer.
          The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.
          Section 9. Replacement.
          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any class of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory) , or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
          Section 10. Definitions.
          “Common Stock” means, collectively, the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
          “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.
          “Conversion Stock” means shares of the Corporation’s Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

          “Junior Securities” means any of the Corporation’s equity securities other than the Preferred Stock.
          “Liquidation Value” of any Share as of any particular date shall be equal to $148.62696.
          “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.
          “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Public Offering” means any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.
          “Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Redemption Price of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
          “Redemption Price” means as to any Share the purchase price payable by the Corporation as set forth in the table in paragraph 3A in order to redeem a Share pursuant to paragraph 3A above.
          “Stock Sale” means any sale of the Corporation’s capital stock to an unaffiliated third party.
          “Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.
          Section 11. Amendment.
          No amendment shall be binding or effective with respect to any provision of Sections 1 to 11 hereof without the prior written consent of the holders of at least a majority of the Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Preferred Stock accrue or the times at which such dividends become payable or the amount payable on redemption of the Preferred Stock or the times at which redemption of Preferred Stock is to occur, without the prior written consent of the holders of at least 100% of the Preferred Stock then outstanding, (b) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holder of at least 100% of the Preferred Stock then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 100% of the Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Preferred Stock then outstanding.
          Section 12. Notices.
          Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).
IV
     The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
V
     This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to this Corporation and its shareholders through bylaw provisions or through agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.
VI
     This Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.
     3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.
     4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the Corporation is 4,873. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.
     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.
Date: 8-26-91

By:	/s/ Samuel Perdomo
Samuel Perdomo, President

By:	/s/ Daniel Perdomo
Daniel Perdomo, Secretary